Exhibit 4.1

SPORTSQUEST, INC.
2007 STOCK INCENTIVE PLAN

Article I

DEFINITIONS

1.1. Affiliate means any “subsidiary” or “parent corporation” (within the meaning of Section 424 of the Code) of the Company.

1.2. Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Grant or an Award issued to such Participant.

1.3. Award means an award of Stock Units, a Stock Award or an Incentive Award.

1.4. Board means the Board of Directors of the Company.

1.5. Code means the Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

1.6. Commission means the Securities and Exchange Commission or any successor agency.

1.7. Committee means the Compensation Committee of the Board.

1.8. Common Stock means the Common Stock of the Company.

1.9. Company means SportsQuest, Inc.

1.10. Disability, with respect to a Participant, means “disability” as defined from time to time under any long-term disability plan of the Company or Subsidiary with which the Participant is employed.

1.11. Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

1.12. Fair Market Value of a share of Common Stock as of any given date means the closing sale price of a share of Common Stock on the exchange or other market on which the Common Stock then trades on such date, or if the Common Stock was not traded on such date, then the next succeeding date that the Common Stock was traded on such exchange, in either case as reported by such source as the Committee may select.

1.13. Grant means the grant of an Option or an SAR, or both.

1.14. Incentive Award means a cash-denominated Award which, subject to such terms and conditions as may be prescribed by the Committee, entitles the Participant to receive a payment, in (i) cash, (ii) Common Stock, (iii) Stock Units or (iv) a combination of cash, Common Stock or Stock Units.

1.15. Incentive Stock Option means an Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code.

1.16. Initial Value means, with respect to an SAR, the Fair Market Value of one share of Common Stock on the date of grant, as set forth in an Agreement.

1.17. Non-Qualified Stock Option means an Option other than an Incentive Stock Option.

1.18. Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.19. Option Price means the price per share for Common Stock purchased on the exercise of an Option as provided in Article VI.

1.20. Participant means an officer, director, employee or consultant of the Company or of a Subsidiary who satisfies the requirements of Article IV and is selected by the Committee to receive a Grant or an Award.

1.21. Performance Measure means one or more of the following selected by the Committee to measure Company and/or business unit performance: net income; basic or diluted earnings per share; net revenues; gross profit; income before income taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic profit; free cash flow; operating income; return on assets; return on funds employed; return on equity; and the price of Common Stock; each as determined in accordance with generally accepted accounting principles, where applicable, as consistently applied by the Company and, if so determined by the Committee prior to the expiration of the performance period, adjusted, to the extent permitted under Section 162(m) of the Code, to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions, and cumulative effects of changes in accounting principles. Performance Measure may vary from performance period to performance period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

1.22. Plan means the SportsQuest, Inc. 2007 Stock Incentive Plan.

1.23. Rule 16b-3 means Rule 16b-3, as promulgated by the Commission under Section 16(b) of the Exchange Act, as amended from time to time.

1.24. SAR means a stock appreciation right granted pursuant to this Plan that entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value at the time of exercise over the Initial Value of the SAR.

1.25. Securities Broker means the registered securities broker acceptable to the Company who agrees to effect the cashless exercise of an Option pursuant to Section 8.4 hereof.

1.26. Stock Award means Common Stock awarded to a Participant pursuant to Article IX.

1.27. Stock Unit means an award stated with reference to a share of Common Stock that entitles the holder to receive a payment for each Stock Unit equal to the Fair Market Value of a share of Common Stock on the date of payment. At the Committee’s discretion, the Participant’s rights in Stock Units may be forfeitable or otherwise restricted and may be paid in cash, Common Stock or a combination of cash or Common Stock.

1.28. Subsidiary means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or an entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.

Article II

PURPOSES

The Plan is intended to assist the Company in recruiting and retaining officers, directors, employees and consultants with ability and initiative by enabling such persons who contribute significantly to the Company or an Affiliate to participate in its future success and to better align their interests with those of the Company and its shareholders. The Plan is intended to permit the award of Stock Awards, Stock Units and Incentive Awards, and the grant of Options qualifying as Incentive Stock Options or Non-Qualified Stock Options as designated by the Committee at time of grant, and SARs. No Option that is intended to be an Incentive Stock Option, however, shall be invalid for failure to qualify as an Incentive Stock Option under Section 422 of the Code but shall be treated as a Non-Qualified Stock Option.

Article III

ADMINISTRATION

The Plan shall be administered by the Committee. If no Committee is established at any time, the Plan shall be administered by the Board. No Person shall be appointed to or serve as a member of the Committee unless at the time of such appointment and service he shall be a “non-employee director” as defined in Rule 16b-3, an “outside director” within the meaning of Section 162(m) of the Code, and an “independent director” within the meaning of any applicable listing requirement of the New York Stock Exchange applicable to the Committee. The Committee shall have authority to issue Grants and Awards upon such terms (not inconsistent with the provisions of this Plan) as the Committee may consider appropriate. The terms of such Grants and Awards may include conditions (in addition to those contained in this Plan) on (i) the exercisability of all or any part of an Option or SAR and (ii) the transferability or forfeitability of a Stock Award, Incentive Award or award of Stock Units, including, by way of example and not of limitation, requirements that a Participant complete a specified period of employment or service with the Company or a Subsidiary, requirements that the Company achieve a specified level of financial performance or financial return. Notwithstanding any such conditions, the Committee may, in its discretion, accelerate the time at which any Option or SAR may be exercised or the time at which a Stock Award may become transferable or nonforfeitable or both; provided, however, that if an Award is subject to Code section 409A, any acceleration must satisfy the requirements of such Code section. In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. To fulfill the purposes of the Plan without amending the Plan, the Committee may also modify any Grants or Awards issued to Participants who are nonresident aliens or employed outside of the United States to recognize differences in local law, tax policy or custom provided such modifications are permitted by Code section 409A, if applicable.

The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee or in connection with the administration of this Plan shall be final and conclusive. All expenses of administering this Plan shall be borne by the Company.

Article IV

ELIGIBILITY

4.1. General. Any officer, director, employee or consultant of the Company or of any Subsidiary (including any corporation that becomes a Subsidiary after the adoption of this Plan) who, in the judgment of the Committee, has contributed significantly or can be expected to contribute significantly to the performance of the Company or a Subsidiary may receive one or more Awards or Grants, or any combination or type thereof. Employee and non-employee directors of the Company are eligible to participate in this Plan.

4.2. Grants and Awards. The Committee will designate individuals to whom Grants and/or Awards are to be issued and will specify the number of shares of Common Stock subject to each such Grant or Award. An Option may be granted alone or in addition to other Grants and/or Awards under the Plan. The Committee shall have the authority to grant any Participant Incentive Stock Options, Non-Qualified Stock Options or both types of Options (in each case with or without a related SAR); provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries (within the meaning of Section 424(f) of the Code). An SAR may be granted with or without a related Option. All Grants or Awards issued under this Plan shall be evidenced by Agreements, which shall be subject to applicable provisions of this Plan and to such other provisions as the Committee may determine. No Participant may be granted Options that are Incentive Stock Options or related SARs (under all Incentive Stock Option plans of the Company and Affiliates) which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date an Option is granted) exceeding $100,000. A Participant may not receive Grants and Awards under this Plan with respect to more than 200,000 shares of Common Stock during any calendar year.

4.3. Designation of Option as an Incentive Stock Option or a Non-Qualified Stock Option. The Committee will designate at the time an Option is granted whether the Option is to be treated as an Incentive Stock Option or a Non-Qualified Stock Option. In the absence, however, of any such designation, such Option shall be treated as a Non-Qualified Stock Option.

4.4. Qualification of Incentive Stock Option under Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered nor shall any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under Section 422 of the Code or, without the consent of the optionee affected, to disqualify any Incentive Stock Option under such Section 422. No Option that is intended to be an Incentive Stock Option, however, shall be invalid for failure to qualify as an Incentive Stock Option under Section 422 of the Code but shall be treated as a Non-Qualified Stock Option.

Article V

STOCK SUBJECT TO PLAN

5.1. Maximum Number of Shares to be Issued. Subject to the adjustment provisions of Article XII and the provisions of (a) and (b) of this Section 5.1, up to 2,000,000 shares of Common Stock plus any shares remaining under the Prior Plan on the effective date may be issued under the Plan. In addition to such authorization, the following shares of Common Stock may be issued under the Plan:

(a) Shares of Common Stock that are forfeited under the Prior Plan and shares of Common Stock that are not issued under the Prior Plan because of the cancellation, termination or expiration of Grants and Awards, and/or other similar events under the Prior Plan shall be available for issuance under this Plan.

(b) Shares of Common Stock that are forfeited under the Plan and shares of Common Stock that are not issued under the Plan because of the cancellation, termination or expiration of Grants and Awards and/or other similar events under the Plan, shall be available for issuance under the Plan.

Subject to the adjustment provisions of Article XII, not more than 500,000 shares of Common Stock shall be issued under this Plan pursuant to Stock Awards, Stock Units or Incentive Awards.

Subject to the foregoing provisions of this Section 5.1, if a Grant or an Award may be paid only in shares of Common Stock, or in either cash or shares of Common Stock, the shares of Common Stock shall be deemed to be issued hereunder only when and to the extent that payment is actually made in shares of Common Stock.

5.2. Independent SARs. Upon the exercise of an SAR granted independently of an Option, the Company may deliver to the Participant authorized but previously unissued Common Stock, cash, or a combination thereof as provided in Section 8.6. The maximum aggregate number of shares of Common Stock that may be issued pursuant to SARs that are granted independently of Options is subject to the provisions of Section 5.1. hereof.

Article VI

OPTION PRICE

The price per share for Common Stock purchased on the exercise of an Option shall be fixed by the Committee, but shall not be less than the Fair Market Value on the date of grant.

Article VII

EXERCISE OF OPTIONS AND SARS

7.1. Maximum Option Period or SAR Period. The period in which an Option or SAR may be exercised shall be determined by the Committee on the date of grant; provided, however that an Incentive Stock Option shall not be exercisable after the expiration of 10 years from the date the Incentive Stock Option was granted and any SAR related to an Incentive Stock Option may not be exercised after the expiration of the underlying Incentive Stock Option. The term of exercisability of any Option may not be extended or renewed except as may be permitted by Code section 409A.

7.2. Non-Transferability of Options and SARs. Non-Qualified Stock Options and SARs may be transferable by a Participant and exercisable by a person other than a Participant, but only to the extent such transfer is not made for value, specifically provided for in an Option or SAR Agreement and subject to applicable securities laws requirements. Incentive Stock Options and any related SARs, by their terms, shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant. No right or interest of a Participant in any Option or SAR shall be liable for, or subject to, any lien, obligation or liability of such Participant.

7.3. Employee Status. For purposes of determining the applicability of Section 422 of the Code (relating to Incentive Stock Options), or in the event that the terms of any Grant provide that it may be exercised only during employment or within a specified period of time after termination of employment, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary Disability, or other reasons shall not be deemed interruptions of continuous employment.

Article VIII

METHOD OF EXERCISE

8.1. Exercise. Subject to the provisions of Articles VII and XIII, an Option or SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that an SAR that is related to an Incentive Stock Option may be exercised only to the extent that the related Option is exercisable and when the Fair Market Value exceeds the Option Price of the related Option. An Option or SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option or SAR could be exercised. Such partial exercise of an Option or SAR shall not affect the right to exercise the Option or SAR from time to time in accordance with this Plan with respect to remaining shares subject to the Option or SAR. The exercise of an Option shall result in the termination of any related SAR to the extent of the number of shares with respect to which the Option is exercised.

8.2. Payment. Unless otherwise provided by the Agreement, payment of the Option Price shall be made in cash. If the Agreement provides, payment of all or part of the Option Price may be made by surrendering (by either actual delivery or attestation) already owned shares of Common Stock to the Company and the payment of applicable minimum statutory withholding taxes may be made by the Company withholding whole shares of Common Stock from the Participant upon exercise, provided the shares surrendered or withheld have a Fair Market Value (determined as of the day preceding the date of exercise) that is not less than such price or part thereof and any such minimum statutory withholding taxes. In addition, the Committee may establish such payment or other terms as it may deem to be appropriate and consistent with these purposes.

8.3. Shareholder Rights. No Participant shall have any rights as to shareholder of the Company with respect to shares subject to his Option or SAR until the date he exercises his Option or SAR.

8.4. Cashless Exercise. To the extent permitted under the applicable laws and regulations, at the request of the Participant and with the consent of the Committee, the Company agrees to cooperate in a “cashless exercise” of the Option. The cashless exercise shall be effected by the Participant delivering to the Securities Broker instructions to exercise all or part of the Option, including instructions to sell a sufficient number of shares of Common Stock to cover the costs and expenses associated therewith. The Committee may permit a Participant to elect to pay any applicable withholding taxes by requesting that the Company withhold the number of shares of Common Stock equivalent at current Fair Market Value to the minimum statutory withholding taxes due.

8.5. Cashing Out of Option. The Committee may elect to cash out all or part of the portion of any Option to be exercised by paying the optionee an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock that is the subject of the portion of the Option to be exercised over the Option Price times the number of shares of Common Stock subject to the portion of the Option to be exercised on the effective date of such cash out.

8.6. Determination of Payment of Cash and/or Common Stock Upon Exercise of SAR. At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Common Stock, or a combination of cash and Common Stock. No fractional shares shall be delivered upon the exercise of an SAR.

Article IX

STOCK AWARDS

9.1. Award. In accordance with the provisions of Article IV, the Committee will designate persons to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by such Award or Awards.

9.2. Vesting. The Committee, on the date of the Award, may prescribe that the Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted for a period of time or subject to the satisfaction of performance objectives, including performance objectives stated with reference to Performance Measures, or such other conditions as may be set forth in an Agreement. Subject to the provisions of Article XIII hereof, the Committee may award a Stock Award to a Participant which is not forfeitable and is free of any restrictions on transferability.

9.3. Shareholder Rights. Prior to their forfeiture (in accordance with the terms of the Agreement and shares of Common Stock granted pursuant to a Stock Award may be forfeited or are nontransferable), a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Stock granted pursuant to a Stock Award, (ii) the Company shall retain custody of the certificates evidencing shares of Common Stock granted pursuant to a Stock Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award.

Article X

STOCK UNITS

10.1. Award. Pursuant to this Plan or an Agreement establishing additional terms and conditions, the Committee may designate each individual to whom an award of Stock Units is to be made and will specify the number of Stock Units covered by the Award.

10.2. Earning the Award. The Committee, on the date of grant of the Award, may prescribe that the Stock Units or a portion thereof, will be earned only upon, and the Participant will be entitled to receive a payment pursuant to the Award of Stock Units, only upon the satisfaction of performance objectives or such other criteria as may be prescribed by the Committee and set forth in the Agreement, including performance objectives stated with reference to Performance Measures.

10.3. Shareholder Rights. No Participant shall, as a result of receiving a Stock Unit Award, have any of the rights of a shareholder with respect to such Stock Unit Award until and to the extent such Stock Units are earned and settled in shares of Common Stock.

10.4. Payment. At the Committee’s discretion, the amount payable when an award of Stock Units is earned may be settled in cash, Common Stock or a combination of cash and Common Stock. Fractional shares shall be deliverable when an Award of Stock Units is earned.

10.5. Nontransferability. A Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of a Stock Unit Award other than by will or the laws of descent and distribution and the Participant’s right or interest in a Stock Unit Award may not be liable for, or subject to, any lien, obligation or liability of such Participant.

Article XI

INCENTIVE AWARDS

11.1. Award. The Committee shall designate Participants to whom Incentive Awards are made. All Incentive Awards shall be finally determined exclusively by the Committee under the procedures established by the Committee. With respect to an Incentive Award based on a performance period of one year, no Participant may receive an Incentive Award payment in any calendar year that exceeds $2,500,000. With respect to an Incentive Award based on a performance period of more than one year, no Participant may receive an Incentive Award payment in any calendar year that exceeds the product of (i) $200,000 and (ii) the number of months in the performance period.

11.2. Terms and Conditions. The Committee, at the time an Incentive Award is made, shall specify the terms and conditions which govern the Award. The restrictions set forth in the Agreement must include the attainment of performance objectives, including performance objectives stated with reference to Performance Measures. By way of example and not of limitation, the performance objectives may provide that the Incentive Award will be earned only if the Company, a Subsidiary or the Company and its Subsidiaries or the Participant achieve stated objectives, including objectives stated with reference to Performance Measures.

11.3. Payment. In the discretion of the Committee, the Award payable when an Incentive Award is earned, may be settled in cash, by the issuance of Common Stock, grant of Stock Units, or a combination of cash, Common Stock and/or Stock Units.

11.4. Nontransferability. Incentive Awards granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

11.5. Employee Status. If the terms of an Incentive Award provide that a payment will be made thereunder only if the Participant completes a stated period of employment or service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

11.6. Shareholder Rights. No Participant shall, as a result of receiving an Incentive Award, have any rights as to shareholder of the Company or any Subsidiary on account of such Award until, and except to the extent that, the Incentive Award is earned and settled in shares of Common Stock.

Article XII

ADJUSTMENT UPON CHANGE IN COMMON STOCK

Should the Company effect one or more (x) stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization; (y) spin-offs, spin-outs, split-ups, split-offs, or other such distribution of assets to shareholders; or (z) direct or indirect assumptions and/or conversions of outstanding Options due to an acquisition of the Company, then the maximum number of shares as to which Grants and Awards may be issued under this Plan shall be proportionately adjusted and their terms shall be adjusted as the Committee shall determine to be equitably required, provided that the number of shares subject to any Grant or Award shall always be a whole number. Any determination made under this Article XII by the Committee shall be final and conclusive.

The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to any Grant or Award.

Article XIII

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No Grant shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements) and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company may rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock for which a Grant is exercised or an Award is issued may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Grant shall be exercisable, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

Article XIV

GENERAL PROVISIONS

14.1. Effect on Employment. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or a Subsidiary or in any way affect any right and power of the Company or a Subsidiary to terminate the employment of any employee at any time with or without assigning a reason therefor.

14.2. Unfunded Plan. The Plan, insofar as it provides for a Grant or an Award, is not required to be funded, and the Company shall not be required to segregate any assets that may at any time be represented by a Grant or an Award under this Plan.

14.3. Rules of Construction. Headings are given to the articles and sections of this Plan solely for ease of reference and are not to be considered in construing the terms and conditions of the Plan. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

14.4. Rule 16b-3 Requirements. Notwithstanding any other provisions of the Plan, the Committee may impose such conditions on any Grant or Award, and the Board may amend the Plan in any such respects, as they may determine, on the advice of counsel, are necessary or desirable to satisfy the provisions of Rule 16b-3. Any provision of the Plan to the contrary notwithstanding, and except to the extent that the Committee determines otherwise: (a) transactions by and with respect to officers and directors of the Company who are subject to Section 16(b) of the Exchange Act shall comply with any applicable conditions of Rule 16b-3; and (b) every provision of the Plan shall be administered, interpreted, and construed to carry out the foregoing provisions of this sentence.

14.5. Amendment, Modification, and Termination. At any time and from time to time, the Board may terminate, amend, or modify the Plan. Such amendment or modification may be without shareholder approval except to the extent that such approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Common Stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto, or under any other applicable laws, rules, or regulations. No termination, amendment, or modification of the Plan, other than pursuant to Section 14.4 herein, shall in any manner adversely affect any Grant or Award theretofore issued under the Plan, without the written consent of the Participant. The Committee may amend the terms of any Grant or Award theretofore issued under this Plan, prospectively or retrospectively, but no such amendment shall impair the rights of any Participant without the Participant’s written consent except an amendment provided for or contemplated in the terms of the Grant or Award, an amendment made to cause the Plan, or Grant or Award, to qualify for the exemption provided by Rule 16b-3, or an amendment to make an adjustment under Article XII.

14.6. Repricing of Options and SARs. An Option or SAR may not be repriced without the approval of the shareholders of the Company after the date of grant of such Option or SAR. For this purpose, a repricing means any of the following (or such other action that has the same effect as any of the following): (a) amending the terms of an Option or SAR to reduce the exercise price of such Option or the grant price of an SAR; (b) taking any action that is treated as a repricing under generally accepted accounting principles; and (c) repurchasing for cash or canceling an Option or SAR in exchange for another Award at a time when the exercise price of such Option or grant price of such SAR is greater than the Fair Market Value of Common Stock, unless the cancellation and exchange occurs in connection with an event set forth in Article XII. Such cancellation and exchange is considered a repricing regardless of whether it is treated as a repricing under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

14.7. Governing Law. The validity, construction and effect of the Plan and any actions taken or related to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

14.8. Successors and Assigns. All obligations of the Company under the Plan, with respect to Grants and Awards issued hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company. The Plan shall be binding on all successors and permitted assigns of a Participant, including, but not limited to, the estate of such Participant and the executor, administrator or trustee of such estate, and the guardians or legal representative of the Participant.

14.9. Effect on Prior Plans and Other Compensation Arrangements. The adoption of this Plan shall have no effect on Grants and Awards made or to be made pursuant to the Prior Plans and the Company’s other compensation arrangements. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation plans or arrangements for its officers, directors, employees or consultants.

14.10. Limitation of Implied Rights. Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. Except for those rights in Stock Awards specifically set forth in subsection 9.3 hereof, a Participant shall have only a contractual right to the Stock or amounts if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person. The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award or Grant under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

14.11. Duration of Plan. No Grant or Award may be issued under this Plan before November 21, 2007, or after November 21, 2017. Grants and Awards issued on or after November 21, 2007, but on or before November 21, 2017, shall remain valid in accordance with their terms.

14.12. Effective Date. This Plan has been approved by the Board, effective as of November 21, 2007. The Board may decide whether to place the approval of the plan before the shareholders of the Company entitled to vote.